SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934
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MERCER FUNDS
(formerly known as MGI Funds)
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MERCER FUNDS
(formerly known as MGI Funds)
Mercer Non-US Core Equity Fund
(formerly known as MGI Non-US Core Equity Fund)
99 High Street
Boston, Massachusetts 02110
October 5, 2011
Dear Shareholder:
We are pleased to notify you of changes involving the Mercer Non-US Core Equity Fund (formerly known as MGI Non-US Core Equity Fund) (the “Fund”), a series of Mercer Funds (formerly known as MGI Funds) (the “Trust”).
The Board of Trustees of the Trust (the “Board”) has approved the hiring of William Blair & Company, L.L.C. (“William Blair”) to serve as a subadvisor to the Fund and, in conjunction with this, the Board has approved a new subadvisory agreement (the “William Blair Subadvisory Agreement”) between William Blair and Mercer Investment Management, Inc., the Fund’s investment advisor, on behalf of the Fund. As was previously communicated to you via a supplement to the Trust’s prospectus, dated July 14, 2011, William Blair began managing its allocated portion of the Fund’s investment portfolio on that date.
I encourage you to read the attached Information Statement, which provides, among other information, details regarding William Blair and the William Blair Subadvisory Agreement, as well as a discussion of the factors that the Board considered in approving the William Blair Subadvisory Agreement.
Sincerely,

Richard L. Nuzum
Trustee, President, and Chief Executive Officer
Mercer Funds (formerly known as MGI Funds)

MERCER FUNDS
(formerly known as MGI Funds)
Mercer Non-US Core Equity Fund
(formerly known as MGI Non-US Core Equity Fund)
99 High Street
Boston, Massachusetts 02110
INFORMATION STATEMENT
This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (formerly known as MGI Funds) (the “Trust”) to inform shareholders of the Mercer Non-US Core Equity Fund (formerly known as MGI Non-US Core Equity Fund) (the “Fund”) about the hiring of a new subadvisor to the Fund, William Blair & Company, L.L.C. (“William Blair”). In connection with the hiring of William Blair, the Board approved a new subadvisory agreement (the “William Blair Subadvisory Agreement”) between William Blair and Mercer Investment Management, Inc. (formerly known as Mercer Global Investments, Inc.), the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund. William Blair began managing its allocated portion of the Fund’s investment portfolio on July 14, 2011.
The hiring of William Blair was approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.
This Statement is being mailed on or about October 6, 2011 to shareholders of record of the Fund as of August 31, 2011. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
INTRODUCTION
Mercer is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisors to the series that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.
Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at the Board meeting held on June 7-8, 2011 (the “Meeting”), (i) appointed William Blair to serve as a subadvisor to the Fund, and (ii) approved the William Blair Subadvisory Agreement.
Mercer recommended the approval of William Blair to serve as a subadvisor to the Fund and the William Blair Subadvisory Agreement based upon certain factors, including: (i) William Blair’s experienced portfolio management team employed a fundamental approach within a disciplined investment process, resulting in investment portfolios that were constructed with high-conviction, bottom-up security selection driven by thorough fundamental stock research; (ii) William Blair’s experienced portfolio management team’s process focused on identifying high quality, larger cap emerging market growth companies; (iii) William Blair’s concentration of its research efforts on analyzing firms that satisfied the criteria of earnings and revenue growth; consistency of growth; projected future growth; strong balance sheets; and proven management teams. Please see “Board of Trustees’ Considerations” below.
The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within ninety (90) days of the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding William Blair and the William Blair Subadvisory Agreement.
THE ADVISOR
The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly-owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment advisor with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting, Inc., an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.
The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2005, between the Trust and the Advisor (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s investment portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors, including the subadvisors’ compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.
For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.75% of assets up to $750 million and 0.73% of assets in excess of $750 million of the Fund’s average daily net assets. The Trust, with respect to the Fund, and the Advisor have entered into a written contractual fee waiver and expense reimbursement agreement pursuant to which the Advisor has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (not including brokerage fees and expenses, interest, and extraordinary expenses) exceed certain levels. After giving effect to the fee waiver and expense reimbursement agreement, the Advisor received advisory fees of $8,051,677 from the Fund for the fiscal year ended March 31, 2011.
Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard L. Nuzum serves as President, Chief Executive Officer, and Trustee of the Trust and as President and Global Business Leader of Mercer’s Investment Management Business; Thomas Murphy serves as Vice President and Chief Investment Officer of the Trust and as President of the Advisor; Richard S. Joseph serves as Vice President, Treasurer, and Principal Accounting Officer of the Trust and as Chief Operating Officer of the Advisor; Scott M. Zoltowski serves as Vice President, Chief Legal Officer, and Secretary of the Trust and as Chief Counsel of the Advisor and of Mercer; Christopher A. Ray, Manny Weiss, and Wil Berglund each serve as Vice President of the Trust and as Vice President and as Portfolio Manager of the Advisor; and Mark Gilbert serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust, except for Mr. Nuzum, is 99 High Street, Boston, Massachusetts 02110. Mr. Nuzum’s address is 1166 Avenue of the Americas, New York, New York 10036.
WILLIAM BLAIR & COMPANY, L.L.C.
William Blair is located at 222 West Adams Street, Chicago, IL 60606. William Blair is 100% employee-owned. William Blair is an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended. The William Blair Subadvisory Agreement is dated July 12, 2011.
William Blair was approved by the Board to serve as a subadvisor to the Fund at the Meeting. William Blair is not affiliated with the Advisor, and William Blair discharges its responsibilities subject to the oversight and supervision of the Advisor. William Blair is compensated out of the fees that the Advisor receives from the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of William Blair as a subadvisor to the Fund, or the implementation of the William Blair Subadvisory Agreement. The fees paid by the Advisor to William Blair for serving as a subadvisor to the Fund depend upon the fee rates negotiated by the

Advisor and on the percentage of the Fund’s assets allocated to William Blair. In accordance with procedures adopted by the Board, William Blair may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.
William Blair serves as investment advisor or subadvisor for the registered investment companies listed below, which have an investment objective similar to the Fund’s investment objective:

	Assets as of August 31, 2011	Annual Advisory Fee Rate
Name	(in billions)	(as a % of average daily net assets)
William Blair Emerging Leaders Growth Fund	$0.8 billion		1.10%
PACE International Emerging	$0.7 billion	First $100 million:	0.60%
Markets Equity Investments		n excess of $100 million:	0.55%
The names and principal occupations of the principal executive officers of William Blair are listed below. The address of each principal executive officer, as it relates to the person’s position with William Blair, is 222 West Adams Street, Chicago, IL 60606.

Name	Principal Occupation
John Ettelson	President, Chief Executive Officer, Executive Committee Member
Edgar Jannotta	Chairman, Executive Committee Member
David Coolidge	Vice Chairman
Michelle Seitz	Executive Committee Member
Brent Gledhill	Executive Committee Member
George Greig	Executive Committee Member
Richard Kiphart	Executive Committee Member
Robert Newman	Executive Committee Member
Timothy Burke	Chief Financial Officer
Arthur Simon	General Counsel
Thomas Pace	Director of Operations
THE WILLIAM BLAIR SUBADVISORY AGREEMENT
The William Blair Subadvisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of considering and approving the Agreement for an initial term of two years. Thereafter, continuance of the William Blair Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The William Blair Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the Exemptive Order.
The terms of the William Blair Subadvisory Agreement, other than the rate of compensation paid by the Advisor to William Blair, are substantially similar to the terms contained in the subadvisory agreements currently in effect between the Advisor, and each of the Fund’s five other subadvisors (AllianceBernstein L.P., Arrowstreet Capital, Limited Partnership, Echo Point Investment Management, LLC, Lazard Asset Management LLC, and Massachusetts Financial Services Company.)
The William Blair Subadvisory Agreement provides that William Blair, among other duties, will make all investment decisions for William Blair’s allocated portion of the Fund’s investment portfolio. William Blair, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of William Blair’s allocated portion of the Fund’s assets. William Blair also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.
The William Blair Subadvisory Agreement provides for William Blair to be compensated based on the average daily net assets of the Fund allocated to William Blair. William Blair is compensated from the fees that the Advisor receives from the Fund. William Blair generally will pay all expenses it incurs in connection with its activities under the William Blair Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.
The William Blair Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) William Blair, on not less than ninety (90) days’ written notice to the Advisor and the Trust.
BOARD OF TRUSTEES’ CONSIDERATIONS
At the Meeting, Mercer recommended the appointment of William Blair to serve as a subadvisor to the Fund. The Advisor’s recommendation to hire William Blair, was based upon, among other factors: (i) the Advisor’s high degree of conviction in the members of the investment team; and (ii) William Blair’s robust investment process.
At the Meeting, the Board, including a majority of the Independent Trustees, considered and approved the William Blair Subadvisory Agreement. In determining whether to approve the William Blair Subadvisory Agreement, the Board considered the information received in advance of the Meeting.
The information and materials prepared for the purposes of considering the William Blair Subadvisory Agreement at the Meeting included: (i) a copy of the form of the William Blair Subadvisory Agreement, as supplemented by management’s summary of the provisions of the Agreement; (ii) information regarding the process by which the Advisor initially had reviewed, selected, and recommended William Blair for the Board’s approval, and Mercer’s rationale for recommending that William Blair be appointed as a subadvisor to the Fund; (iii) information regarding the nature, extent, and quality of the services that William Blair would provide to the Fund; (iv) information regarding the investment management business, portfolio management personnel, operations, prior investment experience, and reputation of William Blair; (v) information regarding William Blair’s brokerage and trading policies and practices; (vi) information regarding the level of subadvisory fees to be charged by William Blair for the services to the Fund, and a comparison of those fees to the fees charged by William Blair to comparable mutual funds and institutional separate accounts that William Blair managed; (vii) information regarding William Blair’s compliance program; (viii) information regarding William Blair’s historical performance returns in managing investment mandates similar to the Fund, and a comparison of William Blair’s performance to three relevant indices; and (ix) information regarding William Blair’s financial condition. The Board also considered the substance of discussions with representatives of the Advisor and William Blair at the Meeting.
When considering the approval of the William Blair Subadvisory Agreement, the Board considered and analyzed factors that the Board deemed relevant with respect to William Blair, including the nature, extent, and quality of the services proposed to be provided to the Fund by William Blair; William Blair’s management style; William Blair’s performance record managing pooled investment products similar to the Fund; the qualifications and experience of the senior portfolio managers responsible for the day-to-day management of the allocated portion of the Fund’s investment portfolio; and William Blair’s staffing levels, infrastructure and overall resources. Additionally, the Board received assistance and advice regarding applicable legal and industry standards, supplied by counsel, which were intended to assist the Board in fulfilling its duties under the 1940 Act.
Based on its consideration and review of the foregoing information, the Board concluded that the nature, extent, and quality of the subadvisory services anticipated to be provided by William Blair, as well as William Blair’s ability to render such services based on its experience, operations, and resources, were appropriate for the Fund, in light of the Fund’s investment objective and mandate.
Because William Blair was a newly appointed subadvisor, the Board, at the Meeting, could not consider William Blair’s investment performance in managing the Fund as a factor in evaluating the William Blair Subadvisory Agreement. However, the Board reviewed William Blair’s historical investment performance record, utilizing its investment strategy in managing other accounts. The Board also compared William Blair’s historical investment performance to three relevant benchmarks over the same time frames, and concluded that William Blair’s historical performance record, viewed together with the other factors considered by the Board, supported a decision to approve the William Blair Subadvisory Agreement.
The Board carefully considered the proposed fees payable under the William Blair Subadvisory Agreement in light of the services that would be provided for those fees. The Board considered that the services that William Blair would furnish to the Fund appeared to be comparable to the services that William Blair provides to other similar clients.
The Board also considered whether the fee schedule of William Blair included breakpoints that would reduce William Blair’s fees as the assets of the Fund allocated to William Blair increased. The Board noted that William Blair’s proposed subadvisory fee schedule did include breakpoints. The Board recalled the data presented by Mercer, as required by the Exemptive Order, that illustrated that the hiring of William Blair would have a slightly negative impact on the Advisor’s profitability in managing the Fund. The Board was not provided with, and did not review, information regarding the estimated profits that may be realized by William Blair in managing its allocated portion of the Fund’s assets. Since the fees to be paid to William Blair were the result of arm’s-length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, William Blair’s potential profitability was not considered relevant to the Board’s deliberations. After evaluating the proposed fees, the Board concluded that the fees that would be paid to William Blair by Mercer with respect to the assets to be allocated to William Blair appeared to be within a reasonable range in light of the nature, extent, and quality of the services to be provided.
The Board reviewed a copy of the William Blair Subadvisory Agreement. The Board recalled that the William Blair Subadvisory Agreement provided the same range of services as the subadvisory agreements that were in place with the Fund’s other five subadvisors.
The Board also considered whether there were any potential “fallout” or ancillary benefits that may accrue to William Blair as a result of its relationship with the Fund. The Board concluded that William Blair may direct Fund brokerage transactions to certain brokers to obtain research and other services. However, the Board noted that William Blair was required to select brokers in a manner consistent with its fiduciary duties for seeking best execution, and that Mercer will monitor and evaluate William Blair’s trade execution with respect to Fund brokerage transactions on a regular basis and will provide quarterly reports to the Board on these transactions. The Board concluded that the potential benefits that were expected to accrue to William Blair as a result of serving as a subadvisor to the Fund were reasonable.
In considering the materials and information described above, the Independent Trustees received assistance from, and met separately with, their independent legal counsel, and discussed their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and subadvisory agreements, which were intended to assist the Independent Trustees in fulfilling their duties under the 1940 Act.
After full consideration of the factors discussed above, with no single factor identified as being determinative, the Board, including a majority of the Independent Trustees, with the assistance of independent counsel, concluded that the initial approval of the William Blair Subadvisory Agreement was in the best interests of the Fund and its shareholders, and approved the William Blair Subadvisory Agreement.
GENERAL INFORMATION
Administrative and Accounting Services
State Street Bank and Trust Company (the “Administrator”), located at One Lincoln Street, Boston, Massachusetts 02111, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.
The Advisor provides certain internal administrative services to the Class S, Class Y-1, and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively. For the fiscal year ended March 31, 2011, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements
MGI Funds Distributors, Inc. (the “Distributor”), located at 301 Bellevue Parkway, Wilmington, DE 19809, is a Delaware corporation that is a wholly-owned subsidiary of BNY Mellon, and acts as the principal underwriter of each class of shares of the Fund pursuant to an Underwriting Agreement with the Trust. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.
Payments to Affiliated Brokers
For the fiscal year ended March 31, 2011, the Fund did not pay any commissions to affiliated brokers.
Record of Beneficial Ownership
As of August 31, 2011, the Fund had 168,502,158.58total shares outstanding, and MGI Collective Trust: MGI Non-US Core Equity Portfolio held 153,891,454.36 shares, representing 91.33% of the Fund’s total shares outstanding.
SHAREHOLDER REPORTS
Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report succeeding the annual report to shareholders (when available) may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-866-658-9896.